EXHIBIT 10.2

CFO

HI/FN, INC.

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

        This Severance and Change of Control Agreement (the “Agreement”) is made and entered into by and between [Executive Name] (“Executive”) and Hi/fn, Inc., a Delaware corporation (the “Company”), effective as of [DATE], 2005 (the “Effective Date”).

RECITALS

    1.        It is possible that the Company could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.

    2.        The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

    3.        The Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

    4.        Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

    1.        Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date. Notwithstanding the previous sentence, in the event of a Change of Control within three years of the Effective Date, the term of this Agreement will extend through the one-year anniversary of such Change of Control.

    2.        At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, including any payments or benefits Executive would have otherwise been entitled to under his or her Employment Agreement.

    3.        Severance Benefits.

    (a)        Involuntary Termination other than for Cause, Death or Disability Prior to a Change of Control or after Twelve Months Following a Change of Control. If the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive becoming Disabled or Executive’s death, any of which occur prior to a Change of Control or after twelve (12) months following a Change of Control, then, subject to Section 4, Executive will receive the following severance from the Company:

    (i)        Accrued Compensation. Executive will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

    (ii)        Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

    (iii)        Continued Executive Benefits. Executive will receive Company-paid coverage during the six (6) month period following such termination for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

    (iv)        Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)).

    (b)        Involuntary Termination other than for Cause, Death or Disability within Twelve Months of a Change of Control. If within twelve (12) months following a Change of Control (A) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (B) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, Executive becoming Disabled or Executive’s death, then, subject to Section 4, Executive will receive the following severance from the Company:

    (i)        Accrued Compensation. Executive will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

    (ii)        Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

    (iii)        Options and Restricted Stock. 50% of the unvested shares subject to all of Executive’s outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, through awards of stock options, stock appreciation rights, restricted stock units or similar awards) whether acquired by Executive on, before or after the date of this Agreement and 50% any of Executive’s shares of Company common stock subject to a Company right of repurchase or forfeiture upon Executive’s termination of employment for any reason whether acquired by Executive on, before or after the date of this Agreement, will immediately vest upon such termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.

    (iv)        Continued Executive Benefits. Executive will receive Company-paid coverage during the twelve (12) month period following such termination for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

    (v)        Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

    (c)        Termination due to Death or Disability. If Executive’s employment with the Company (or any parent or subsidiary of the Company) is terminated due to Executive’s death or Executive’s becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, “COBRA” coverage under Section 4980B of the Code).

    (d)        Other Terminations. If Executive voluntarily terminates Executive’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason within twelve (12) months of a Change of Control) or if the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive employment with the Company (or any parent or subsidiary of the Company) for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

    (e)        Exclusive Remedy. In the event of a termination of Executive’s termination of employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions in the Employment Agreement), whether at law, tort or contract, in equity, or under this Agreement.

Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

    4.         Conditions to Receipt of Severance.

    (a)        Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance pursuant to Section 3 will be paid or provided until the separation agreement and release agreement becomes effective.

    (b)        Nonsolicitation. The receipt of any severance benefits pursuant to Section 3 will be subject to Executive not violating the provisions of Section 7. In the event Executive breaches the provisions of Section 7, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 3 will immediately cease.

    (c)        Section 409A. Any cash severance to be paid pursuant to Sections 3(a)(ii) and 3(b)(ii) will not be paid during the six-month period following Executive’s termination of employment, unless the Company reasonably determines that paying such amounts immediately following Executive’s termination of employment would not result the imposition of additional tax under Section 409A of the Code (“Section 409A”), in which case such amounts shall be paid in accordance with normal payroll practices. If no cash severance is paid to Executive as a result of the previous sentence, on the first day following such six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive pursuant to Sections 3(a)(ii) and 3(b)(ii). Thereafter, Executive will receive his cash severance payments pursuant to Sections 3(a)(ii) and 3(b)(ii) in accordance with the Company’s normal payroll practices.

    5.         Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under Section 3 will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

    6.         Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

    (a)        Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 6(a), but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive and Executive’s eligible dependents), or (ii) instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump sum payment sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

    (b)        Cause. “Cause” means (i) a failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes misconduct, (iii) circumstances where Executive intentionally or negligently imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, (iv) a material violation by Executive of a federal or state law or regulation applicable to the business of the Company, (v) a willful violation of a material Company employment policy or the Company’s insider trading policy, (vi) any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, with respect to the Company or any of its affiliates, or any other misconduct which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates, (vii) Executive’s failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, shareholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to Executive’s own interest, or (viii) Executive’s conviction or plea of guilty or no contest to a felony.

(c) Change of Control. “Change of Control” means the occurrence of any of the following:

    (i)        the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

    (ii)         any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

    (iii)        a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

    (d)        Disability. “Disability” will mean that Executive has been unable to perform the principal functions of Executive’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

    (e)        Good Reason. “Good Reason” means (without Executive’s consent) (i) a material reduction in Executive’s title, authority, status, or responsibilities, unless the Executive is provided with a comparable position (i.e. a position of equal or greater organizational level, duties, authority, compensation and status), (ii) the reduction of Executive’s aggregate base salary and target bonus opportunity as in effect immediately prior to such reduction (other than a reduction applicable to executives generally), or (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles.

    7.        Non-Solicitation. For a period beginning on the Effective Date and ending twelve (12) months after Executive ceases to be employed by the Company, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company; or (ii) directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company.

    8.        Litigation. Executive agrees to cooperate with the Company beginning on the Effective Date and thereafter (including following Executive’s termination of employment for any reason), by making himself or herself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse Executive for all expenses actually incurred in connection with his or her provision of testimony or assistance.

    9.        Successors.

    (a)        The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

    (b)        The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    10.         Notice.

    (a)         General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

    (b)        Notice of Termination. Any termination by the Company for Cause or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

    11.         Miscellaneous Provisions.

    (a)        No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

    (b)        Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

    (d)        Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) the Employment Agreement). No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section 11(d).

(e) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

    (f)        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	HI/FN, INC.

By: __________________________________

Title: _________________________________

EMPLOYEE	WILLIAM R. WALKER

By: __________________________________

Title: CHIEF FINANCIAL OFFICER